Exhibit 99

                               FORD MOTOR COMPANY

NEWS

Contact:   George Pipas
           313-323-9216
           gpipas@ford.com

Go to http://media.ford.com for news releases and high-resolution photographs.


IMMEDIATE RELEASE
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FORD MOTOR COMPANY REPORTS JUNE AND FIRST HALF U.S. SALES

o Full-size trucks and premium sport utility vehicles continue to pace Ford's U.S. sales
o     Small cars and small sport utility vehicles also post higher sales
o     U.S. economy and auto sales poised for stronger second half

DEARBORN, Mich., July 1 - U.S. customers purchased or leased 311,252 cars and trucks from Ford, Mercury, Lincoln, Jaguar, Volvo, and Land Rover dealers in June, down 7.7 percent compared with a year ago. Sales of trucks (pickups, vans, and sport utility vehicles) were 200,165, down 4.1 percent, and car sales were 111,087, down 13.7 percent.

Year-to-date, the company's sales were 1.75 million, down 3.0 percent compared with the same period a year ago. Sales of trucks were 1.12 million, down 0.5 percent, and car sales were 629,000, down 7.2 percent.

New Ford products continued to pace the company's U.S. sales. In June, sales of sport utility vehicles were 81,911 resulting in record first half SUV sales of 451,841, up 8 percent compared with a year ago. The first half SUV sales increase reflected the impact of the redesigned Ford Expedition, Lincoln Navigator, and Land Rover Range Rover, as well as the all-new Volvo XC90 and Lincoln Aviator.

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June sales for the Ford F-Series pickup were 73,938, equal to a year ago, bringing year-to-date sales for America's best-selling truck to 402,072. Production of the all-new F-150 model is underway at Norfolk Assembly Plant and production at Kansas City Assembly Plant will begin on July 21.

"The new F-150 received an outstanding response from our dealers and the automotive press in San Antonio," said Jim O'Connor, Ford group vice president, North America Marketing, Sales and Service.

Sales of smaller vehicles also were strong in the first half of 2003. In June, Ford Focus sales were 21,152, down 6 percent, bringing the first half total to 122,095, up 4 percent from a year ago. Mustang sales were 13,226, up 6 percent for the month and up 9 percent for the year. Ford Escape set a new sales record in June of 14,709, up 17 percent and up 14 percent for the year.

Volvo dealers reported June sales of 13,339, up 22 percent. June was the eighth month in a row of higher sales at Volvo, a streak that started with the introduction of the award winning XC90 sport utility vehicle. Volvo retailers are on pace to set a new calendar year sales record in 2003 as first half sales totaled 67,522, up 25 percent from a year ago.

"The pace of auto sales picked up during the first half," noted O'Connor. "We estimate the second quarter sales rate was 16.6 million, compared with 16.2 million in the first quarter. We believe the President's tax cut and lower interest rates will support stronger economic growth and higher auto sales in the second half."

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